As filed with the Securities and Exchange Commission on May 25, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHIPOTLE MEXICAN GRILL, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

84-1219301

(I.R.S. Employer Identification Number)

1401 Wynkoop Street, Suite 500 Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan

Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan

(Full title of the plans)

Montgomery F. Moran

1401 Wynkoop Street, Suite 500

Denver, CO 80202

(Name and address of agent for service)

(303) 595-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share under Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan	3,360,000(3)	$271.68	$912,844,800	$105,981.28
Common stock, par value $0.01 per share under Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan	250,000	$271.68	$67,920,000	$7,885.51

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement will also cover any additional shares of common stock that become issuable under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan by reason of any stock dividend, stock split, reorganization or other similar transaction effected without Chipotle’s receipt of consideration that results in an increase in the number of outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the average of the high and low prices of the common stock as reported by the New York Stock Exchange on May 17, 2011.
(3)	Includes 960,000 shares previously authorized for issuance under the Amended and Restated Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN

THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference herein:

(a) the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on February 17, 2011;

(b) all documents filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a), above; and

(c) the description of the registrant’s common stock included in the registrant’s Registration Statement on Form 8A/A, filed pursuant to the Exchange Act on December 16, 2009.

In addition, all other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors And Officers.

Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the Delaware General Corporation Law). Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law; (iii) unlawful payments of dividends, stock purchases or redemptions; or (iv) transactions from which a director derives an improper personal benefit. The registrant’s certificate of incorporation contains such a provision.

The bylaws of the registrant incorporate Section 145 of the Delaware General Corporation Law, which provides that the registrant will indemnify each director and officer against all claims and expenses resulting from the fact that such person was a director, officer, agent or employee of the registrant. A claimant is eligible for indemnification if the claimant (i) acted in good faith and in a manner that, in the claimant’s reasonable belief, was in or not opposed to the best interests of the registrant; or (ii) in the case of a criminal proceeding, had no reasonable cause to believe the claimant’s conduct was unlawful. This determination will be made by the Registrant’s disinterested directors, its shareholders or independent counsel in accordance with Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The registrant has obtained liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

Director and Officer Indemnification Agreements

The registrant has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of the registrant’s directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the company, arising out of such person’s services as a director or executive officer of the registrant, any subsidiary of the registrant’s or any other company or enterprise to which the person provided services at the request of the registrant.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed in the Exhibit Index following the signature page are filed as part of this report.

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on this 25th day of May, 2011.

CHIPOTLE MEXICAN GRILL, INC.

/s/ John R. Hartung
By:	John R. Hartung
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steve Ells, Montgomery Moran and John Hartung, or any of them, as his or her true and lawful attorney-in-fact with full power of substitution and resubstitution, in any and all capacities, to sign this registration statement or amendments thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below on May 25, 2011 by the following persons in the following capacities.

Signature	Title

/s/ Steve Ells Steve Ells	Co-Chief Executive Officer (principal executive officer) and Director

/s/ Montgomery F. Moran Montgomery F. Moran	Co-Chief Executive Officer (principal executive officer) and Director

/s/ John R. Hartung John R. Hartung	Chief Financial Officer (principal financial officer & principal accounting officer)

/s/ Albert S. Baldocchi Albert S. Baldocchi	Director

/s/ John S. Charlesworth John S. Charlesworth	Director

/s/ Neil W. Flanzraich Neil W. Flanzraich	Director

/s/ Patrick J. Flynn Patrick J. Flynn	Director

/s/ Darlene J. Friedman Darlene J. Friedman	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc. (1)

4.2	Amended and Restated Bylaws of Chipotle Mexican Grill, Inc. (2)

4.3	Form of Stock Certificate for Common Stock. (1)

5.1	Legal Opinion of Messner & Reeves LLC.

23.1	Consent of Messner & Reeves LLC (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on signature page).

99.1	Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan. (3)

99.2	Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan. (3)

(1)	Incorporated by reference to Chipotle Mexican Grill, Inc.’s Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on December 16, 2009 (File No. 001-32731).
(2)	Incorporated by reference to Chipotle Mexican Grill, Inc.’s Current Report on Form 8-K filed on January 5, 2009 (File No. 001-32731).
(3)	Incorporated by reference to Chipotle Mexican Grill, Inc.’s Definitive Proxy Statement on Schedule 14A filed on April 6, 2011 (File No. 001-32731).